Exhibit 10.7.10
Notice of Grant

Name:	%%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-% %%ADDRESS_LINE_1%-% %%ADDRESS_LINE_2%-% %%CITY%-%, %%STATE%-% %%ZIPCODE%-%
ID:	%%EMPLOYEE_IDENTIFIER%-%
Grant Date:	%%OPTION_DATE,’Month DD, YYYY’%-%
Grant Number:	%%OPTION_NUMBER%-%
Plan:	%%EQUITY_PLAN%-%

You have been granted a Performance Restricted Stock Unit (RSU) award for the number of shares in the range set forth on Exhibit A, subject to the performance metrics set forth on Exhibit B.

This Notice of Grant is subject to all of the terms and conditions set forth herein, as well as the Stock Unit Agreement, the Appendix (which includes the special provisions for your country of residence if any), and the Amended and Restated 1995 Stock Option Plan (the “Plan”), all of which are incorporated herein by reference. This Notice of Grant, the Stock Unit Agreement, the Appendix and the Plan are referred to herein as the “Grant Documents.” Capitalized terms used in this Notice of Grant but not defined shall have the same meaning as provided in the Plan.

By signing this document, you hereby acknowledge receipt of a copy of the Grant Documents, and agree that:

(a) these Performance-based RSUs are granted under and governed by the terms and conditions of the Grant Documents;

(b) you have carefully read, fully understand and agree to all of the terms and conditions described in the Grant Documents;

(c) you understand and agree that the Grant Documents constitute the entire understanding between you and the Company regarding this Performance-based RSU, and that any prior agreements, commitments or negotiations concerning this grant are replaced and superseded; and

(d) you have been given an opportunity to consult legal counsel with respect to all matters relating to this Performance-based RSU prior to signing this Notice of Grant and that you have either consulted such counsel or voluntarily declined to consult such counsel.

The Stock Unit Agreement, the Appendix and the Plan are available on the Company’s website at https://stockselfservice.marvell.com/ or by request from the Company’s Stock Administration Department. You hereby agree that these documents are deemed to be delivered to you.

Regards,
Marvell Stock Administration

Exhibit A

Grant Number:	%%OPTION_NUMBER%-%
Grant date:	%%OPTION_DATE,’Month DD, YYYY’%-%
Grant date Fair Market Value per share:	%%MARKET_VALUE%-%
Grant Price:	$0.00
Number of shares in range:	0% to 250% of Target (200% is the Maximum for the TSR component and the product of the TSR * the Multiplier can’t exceed 250%)
Number of shares at Target (payable at 100% of TSR component only):	%%TOTAL_SHARES_GRANTED, ’999,999,999’%-%
Grant Type:	Total Stockholder Return (TSR) +EPS Modifier
Vesting schedule:	If earned, cliff vest at end of 3 years from the date of grant
Vesting date:	%%VEST_DATE_PERIOD1,’Month DD, YYYY’%-%
Performance metrics:	See Exhibit B
Performance measurement start date:	April 15, 2023
Performance measurement end date:	April 05, 2026

Exhibit B

TSR Objectives– Based on achievement relating to the relative total stockholder return of the Company’s Common Shares as compared to the total stockholder return of the S&P 500 Index over the performance period, provided that you continue to serve as a service provider through the third anniversary of the Vesting commencement date. The ECC will certify the amount of achievement (or non-achievement) of the TSR Objectives prior to the Vesting date.

Calculation Methodology – Stock price growth adjusted for reinvested dividends during the performance period. The start and end prices of the Company’s common stock and of the S&P 500 Index shall be based on the average closing prices during the preceding 120-trading days before the Performance measurement start date and before the Performance measurement end date

Performance-Payout Schedule:

Performance Level	Versus the S&P 500 Index	Payout
Maximum	+33% over	200% of Target
Target	Equal to S&P 500	100% of Target
Threshold	33% Below	50% of Target
Minimum	Greater than 33% Below	0% of Target

Actual performance will be calculated using a straight-line interpolation between the above performance levels (rounding up to the nearest percent). The number of shares awarded will be rounded up to nearest whole share.

Notwithstanding the foregoing, in the event the Company’s actual TSR is negative over the Performance Period, payout of the TSR component will be no more than 100% of Target. The foregoing cap does not affect the Multiplier noted below.

Non-GAAP EPS CAGR Multiplier (the “Multiplier”) –

For purposes of this agreement, “Non-GAAP EPS” will be calculated in accordance with how such term is calculated in the Company’s quarterly earnings press releases, and with respect to each company in the Peer Group, “Non-GAAP EPS” will be calculated in accordance with how such term is calculated by such peer company in its quarterly earnings press releases. If a peer company stops providing Non-GAAP EPS in a quarterly earnings report then it will be excluded from the Peer Group. The applicable performance period (the “Multiplier Performance Period”) for the Multiplier will be the 2-year period including the Company’s fiscal years 2024 through 2025 and/or calendar year 2023 through 2024 for the companies in the Company’s compensation peer group approved on February 16, 2022 (the “Peer Group”). For the avoidance of doubt, the Company will solely rely on publicly released Non-GAAP EPS calculations for each peer company without making any adjustments or alternation to such number.

As the Company’s earnings releases generally are issued about one (1) month later than many peer companies, the Company (for purposes of the calculation each quarter) shall rely on the earnings press release issued by each company in the Peer Group that is released immediately prior to the Company’s earnings press release. For example, if a peer company releases earnings April 30 for calendar year Q1 and July 30 for calendar year Q2, the Company shall compare its fiscal year Q1 earnings release issued on or about May 26 to the April 30 earnings release issued by the peer company.

For the Multiplier Performance Period, the Non-GAAP EPS compound annual growth rate (“Non-GAAP EPS CAGR”) for the Company will be determined and measured against the Non-GAAP EPS CAGR for the companies in the Peer Group, as measured in the table below.

Percentile Rank in Peer Group	Multiplier
Equal to or less than 50th Percentile	100%
50th to 75th	Interpolated
At 75th Percentile or Higher	150%

Actual performance will be calculated using a straight-line interpolation between the 50th percentile and the 75th percentile (rounding up to the nearest percent). The number of shares awarded will be rounded up to nearest whole share. In no circumstance will the Multiplier result in reducing the shares earned under the relative total stockholder return. Notwithstanding the foregoing, maximum payout of the product of (x) the relative total stockholder payout, multiplied by (y) the Multiplier will not exceed 250%.

For illustrative purposes, if the Company’s Non-GAAP EPS CAGR is at the 75th percentile of the Peer Group and the TSR achievement is earned at target, then net payout would be 100% (at the TSR target) * 150% (for the Multiplier) or 150% payout.

If a company in the Peer Group is acquired or otherwise undergoes a Change in Control which is completed (e.g., transaction closing date) during the Multiplier Performance Period, then such company will be excluded from the Peer Group and will not be used to calculate the Multiplier. If a company in the Peer Group is acquired or otherwise undergoes a Change in Control which is completed after the expiration of the Multiplier Performance Period but prior to the vesting date (which is 3-years from the date of grant), then such company will continue to be included in the Peer Group and will be used to calculate the Multiplier (provided sufficient financial information is publicly available to calculate the Multiplier).

The Multiplier shall be applied after the TSR Objectives are determined following the end of the 3-year performance period.

Change in Control –

Upon a Change in Control (as defined in the Plan) that occurs during the performance period, the performance period will be truncated to end upon the closing of the Change in Control (the “Change in Control Performance Period”), and the Company total stockholder return will be measured against the S&P 500 Index for the Change in Control Performance Period and the applicable payout will be measured in accordance with the Performance-Payout Schedule above (such Common Shares earned pursuant to the table above, “Earned Shares”). For the avoidance of doubt, the Company’s stock price for the Change in Control date will be the price payable to Company’s stockholders at the closing of the Change in Control, rather than over the preceding 120-trading days, and it will be compared against the S&P Index during the Change in Control Performance Period which starts on the Performance measurement start date and ends using the 120-day average closing price of the S&P 500 Index ending on the closing of the Change in Control.

If a Change in Control of the Company is completed (e.g., transaction closes) during the Multiplier Performance Period, then the Multiplier will not apply. If a Change in Control of the Company is completed after the Multiplier Performance Period but prior to the Vesting date (which is 3-years from the date of grant), then the Multiplier will apply. To the extent that the Multiplier has already been determined prior to a Change in Control, Earned Shares shall also be increased to include the impact of the Multiplier.

Once the payout is determined, a pro-rata portion of the Earned Shares will vest upon the Change in Control based on the portion of days served in the 3-year performance period through the Change in Control, provided that you continue to serve as a service provider through the closing of the Change in Control. The balance of the remaining portion of the Earned Shares that did not vest at the Change in Control will vest on the last day of the performance period, provided that you continue to serve as a service provider on the vesting date.

Notwithstanding the standard post-Change in Control time-vesting above, if within the 24 month period following the Change in Control, your service is terminated without Cause (as defined in the Company’s Change in Control Severance Plan), then 100% of the remaining unvested Earned Shares will accelerate and become fully vested, subject to your execution of a customary release of claims.

Notwithstanding the above, a separate agreement entered into with the grantee with superior benefits than those above shall control and will apply in lieu of the above Change in Control terms.